Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT:	Troy Scully + 32 2 713 19 82

FOR IMMEDIATE RELEASE

COVID-19: Goodyear Temporarily Suspends European Production,

Optimizes Warehouse Operations

BRUSSELS, March 17, 2020 – In response to the rapid spread of the COVID-19 pandemic, to protect its employees and respond to the sudden decline in market demand, Goodyear’s Europe, Middle East and Africa (EMEA) business intends to temporarily close its European tire and retread plants in phases by the end of this week, until at least April 3 and until further notice.

This includes the company’s plants in France, Germany, Luxembourg, the Netherlands and Slovenia. It also includes the Dębica plant in Poland.

In order to maintain customer service, warehouses will remain operational on a reduced staffing schedule, with strong social distancing practices in place to protect the health and wellbeing of our employees and business partners, which remain Goodyear’s highest considerations.

These temporary measures will be implemented in full agreement with local social partners and in a way to allow prompt production startup when public health and market conditions improve.

Around the world, Goodyear has also implemented smart working and social distancing measures at its facilities to do its part as a global company to help slow the pandemic.

Goodyear continues to evaluate its production plans with respect to its North American operations and other operations around the world. The company continues to closely monitor and manage its inventory levels and supply of raw materials.

Goodyear is one of the world’s largest tire companies. It employs about 63,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic, our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.